Exhibit 4.19

CERTAIN IDENTIFIED INFORMATION, INDICATED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

STRATEGIC COOPERATION AGREEMENT

This Agreement is made on 26 September 2025

BETWEEN

(1)	Cargill International SA, a company incorporated pursuant to the laws of Switzerland and having its registered office at 4 esplanade de Pont-Rouge, 1212 Grand Lancy, Switzerland (“Cargill”); and

(2)
Costamare Bulkers Holdings Limited, a corporation incorporated pursuant to the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960 Marshall Islands (“CMDB”)

(together “the Parties” and each one a “Party”).

WHEREAS

(A)
Costamare Bulkers Inc. (“CBI”), which is a subsidiary of CMDB, and Costamare Bulkers Services Pte. Ltd. (“CBS” and together with CBI the “Costamare Contracting Entities” and each a “Costamare Contracting Entity”), are each, a party to certain of the time charterparties, voyage charterparties, contracts of affreightment, freight forward agreements, fuel swap agreements and/or EU allowances future agreements set out in Appendix 1 hereto (together the “Contracts” and each a “Contract”).

(B)
The Parties intend that, subject to the agreement of the relevant counterparties to each Contract (the “Counterparties”), all rights and obligations under each such Contract be transferred to Cargill in consideration of (i) the Parties or their designated nominees entering into the Partnership Transactions (as such term is defined below) and (ii) the payment of the Base Amount (as defined below) either to Cargill or, as the case may be, to CMDB, as adjusted in accordance with (i) the Consideration Split Adjustments (as defined below) applicable to all to be novated/transferred Contracts and (ii) if applicable, with clause 9 hereof (the “Platform Transaction”).

(C)	The Parties have further agreed to enter into arrangements in respect of each of the transactions set out in clause 14 of this Agreement (the “Partnership Transactions”).

(D)	This Agreement regulates the Parties’ rights and obligations with respect to effecting the transactions stipulated herein.

NOW IT IS HEREBY AGREED as follows:

Commercial Terms – Platform Transaction

1
All the time charterparties, voyage charterparties and contracts of affreightment listed in Appendix 1 hereto, shall be novated by the relevant Costamare Contracting Entity in favour of Cargill, each such novation to be effected by means of a novation agreement in the form set out in Appendix 2 hereto, as may be logically amended as a result of the specific terms of each such agreement and, in the case of each Contract set out in Appendix 5 hereto, subject to the incorporation in such Contract through the relevant novation agreement of the amendments set out in Part A of Appendix 5 hereof (the “Cargill Charter Amendments”).

2
In the event that the novation of a charterparty (the “Head Charterparty”) in favour of Cargill is not agreed by the relevant Counterparty thereto, instead of the novation process described in clause 1 hereof, Cargill will sub-charter (the “Sub-Charterparty”) the relevant vessel from CBI, on the same terms and conditions as the Head Charterparty, subject to, where applicable, the incorporation of the Cargill Charter Amendments to both the relevant Head Charterparty and the corresponding Sub-Charterparty. If the relevant Counterparty does not agree to insert the Cargill Charter Amendments to the relevant Head Charterparty, the Head Charterparty shall remain unamended and the corresponding Sub-Charterparty shall incorporate the relevant Cargill Charter Amendments, as adjusted in accordance with Part B of Appendix 5.

3
In the event that the novation of a contract of affreightment in favour of Cargill is not agreed by the relevant Counterparty, instead of the novation process set out in clause 1 hereof and provided CMDB is allowed to do so under the relevant contract of affreightment, Cargill shall charter to the relevant Costamare Contracting Entity a sufficient number of appropriate vessels to perform the relevant voyages provided for in such contract of affreightment on terms and conditions (including price) identical to the ones provided for in the relevant contract of affreightment. CMDB hereby warrants and undertakes that no amendment to the terms of such contract of affreightment will be made without prior written approval from Cargill.

4
In the event that, pursuant to clause 2 hereof or, as the case may be, clause 3 hereof, a Costamare Contracting Entity enters into a Sub-Charterparty or back-to-back charter arrangement with Cargill as an alternative to novation:

(a)
Cargill acknowledges and agrees that it shall be entitled to claim against such Costamare Contracting Entity in respect of any liabilities, losses, costs, damages or expenses arising out of, or in connection with, such Sub-Charterparty only as long as (and the to the same extent) the relevant Costamare Contracting Entity has the same claim against the relevant Counterparty under the relevant Head Charterparty or contract of affreightment. For the avoidance of doubt, the amount of any such claim of Cargill against the relevant Costamare Contracting Entity shall not exceed the amount of any recovery obtained by such Costamare Contracting Entity from the relevant Counterparty (taking into account reasonable and documented costs of recovery); and

(b)
Cargill acknowledges and agrees that, to the extent any claim, demand, liability, loss, cost, damage or expense is asserted against the relevant Costamare Contracting Entity by the relevant Counterparty under the relevant Head Charterparty or contract of affreightment, and such claim arises directly or indirectly out of, or in connection with, any act, omission or failure of Cargill under the relevant Sub-Charterparty or back-to-back charter arrangement, Cargill shall be liable to the relevant Costamare Contracting Entity to the same extent, and shall indemnify and hold the relevant Costamare Contracting Entity harmless in respect of such claim, demand, liability, loss, cost, damage or expense. For the avoidance of doubt, Cargill shall indemnify the relevant Costamare Contracting Entity against any amounts which the relevant Costamare Contracting Entity is required to pay to the relevant Counterparty under the relevant Head Charterparty or contract of affreightment as a result of Cargill’s act, omission or failure under the relevant Sub-Charterparty or back-to-back charter arrangement, together with all reasonable and documented costs and expenses incurred by the relevant Costamare Contracting Entity in resisting, settling or otherwise dealing with such claim;

provided always however that the paragraphs (a) and (b) above shall only apply in respect of any claims arising out of, or in connection with, matters or circumstances after the date of the relevant Sub-Charterparty or back-to-back charter arrangement;

(c)
in the event that a claim as set out in (b) herein is advanced against a Costamare Contracting Entity, it will notify Cargill thereof as soon as reasonably practicable after becoming aware of such claim. The Costamare Contracting Entity will, in consultation with Cargill, take such steps as Cargill may reasonably request to resist or settle such claim, provided that such steps are lawful, do not materially prejudice the Costamare Contracting Entity, and can be taken without undue disruption to its business or operations. The relevant Costamare Contracting Entity shall indemnify Cargill only to the extent that any loss arises directly and solely from its wilful misconduct or gross negligence in failing to so notify Cargill or in failing to take such reasonably requested steps it has expressly agreed to take.

5
All forward freight agreements, fuel swap agreements and EU allowances future agreements set out in Appendix 1 hereto, shall, to the extent transferrable and provided always the relevant Counterparty does not exercise any right it has to refuse such transfer, shall be novated/transferred to Cargill by means of the applicable standard market format via the relevant exchanges and/or the relevant Counterparties on a date to be agreed between the Parties, upon which date Cargill shall pay to CMDB, or as the case may be CMDB shall pay to Cargill, the relevant Consideration Split for each such Contract so novated or transferred.

6
In the event that a novation/transfer as provided in this Agreement is not achieved in respect of any of the Contracts and, to the extent applicable, also none of the applicable alternative arrangements set out in this Agreement in respect of such Contract is effected, CMDB and/or any of its affiliates and/or either Costamare Contracting Party shall have (other than the relevant payment required to be made in accordance with clause 9 hereof) no liability whatsoever under this Agreement, at law, in equity or otherwise as a result of such novation or other arrangement not being achieved/effected in respect of such Contract.

Consideration in respect of the Platform Transaction

7
It is agreed that the consideration for the Platform Transaction shall be the amount of US$[***] (the “Base Amount”, being the aggregate of the amount of each consideration split in relation to each Contract, as set out in the relevant column of Appendix 1 hereto (each such amount, a “Consideration Split”) on the date of this Agreement) as such Base Amount may be adjusted as a result of (i) adjustments made and agreed by the Parties in respect of the Consideration Split of a Contract in accordance with the parameters, examples and method set out in Appendix 3 hereto (the “Consideration Split Adjustments” and each a “Consideration Split Adjustment”) and (ii) any adjustment or, as the case may be, replacement to the Consideration Split of a Contract made pursuant to clause 10 hereof. For the avoidance of doubt the Parties confirm that:

(a)	in the case of a negative number, then CMDB shall be making a payment to Cargill in US$ equal to such negative number, but as if it was a positive number; and

(b)	in the case of a positive number, then Cargill shall be making a payment to CMDB in US$ equal to such positive number.

8
One business day (in all of New York City NY USA, Athens Greece and Geneva Switzerland) prior to the novation, pursuant to clause 1 hereof, or transfer pursuant to clause 2 hereof or 3 hereof, of a Contract to Cargill, CMDB will provide to Cargill a SWIFT confirmation confirming payment, with a value date of that day, of the Consideration Split in respect of the relevant Contract, except in respect of those Contracts listed in Appendix 1 where the Consideration Split is a positive number, in which case payment by Cargill to CMDB will be confirmed in the same way.

9
Subject to clause 10 hereof, within five (5) business days (in all of New York City NY USA, Athens Greece and Geneva Switzerland) of the date of each novation or other transfer arrangement becoming effective, the Parties shall agree the relevant Consideration Split Adjustment in respect of such Contract (for the avoidance of doubt, calculated in accordance with the parameters, examples and method set out in Appendix 3 hereto) by reference to the effective date of such novation or transfer. Within two (2) business days (in all of New York City NY USA, Athens Greece, and Geneva Switzerland) after the date of each Consideration Split Adjustment agreement in respect of a Contract, CMDB shall pay to Cargill the relevant Consideration Split Adjustment, if such number is negative, or Cargill shall pay the relevant amount to CMDB if such number is positive.

10
(A) Subject always to sub-paragraph (B) below, in the event that a Contract set out in part A (Vessel Contracts) of Appendix 1 hereto (such Contract, a “Relevant Contract”) is novated or transferred on a date (such date the “Extended Laycan Transfer Date”) falling after the date referred to in the Appendix 1 hereto as the “Employment End Date (latest estimate)” (as set out in Appendix 1 hereto) (such date, the “End Date”), the following shall apply in respect of such Contract:

(a)
the Consideration Split regarding such Contract (as set out in Appendix 1 hereto) will be adjusted by an amount which reflects the impact of any market move (taking into account the relevant Vessel’s rating referred to as “Vessel Rating (C5TC or P5TC)” in Appendix 1 hereto) during the period (such period, the “Tested Period A”) commencing on the relevant End Date and ending on the relevant Extended Laycan Transfer Date, based on the difference between:

(i)	the Baltic FFA forward curve closing prices on 12 September 2025 (the “Value Date”) in respect of the Tested Period A; and

(ii)
the Baltic FFA monthly settled prices in respect of the Tested Period A, together (if the Tested Period A does not end on the last day of the month in which the Extended Laycan Transfer Date falls) with the closing price of such month, as of the Extended Laycan Transfer Date, and as otherwise set out in Appendix 3 hereto, case A or, as may be applicable, case C; and

(b)
in case the aggregate of the adjustment to the relevant Consideration Split in accordance with sub-paragraph (a) above and the relevant Consideration Split Adjustments (if any) in respect of such Contract:

(i)	is a negative number, then CMDB shall be making a payment to Cargill in US$ equal to such negative number, but as if it was a positive number; and

(ii)	is a positive number, then Cargill shall be making a payment to CMDB in US$ equal to such positive number,

in either case within ten (10) business days (in all of New York City NY USA, Athens Greece and Geneva Switzerland) after the relevant Extended Laycan Transfer Date.

(B)
In the event that a Relevant Contract is not novated or otherwise transferred to Cargill in accordance with this Agreement by 31st December 2025 (such date or any other earlier date as may be notified by CMDB to Cargill  from time to time or any other later date that the Parties agree in writing, the “Longstop Date”) other than for reasons solely attributable to Cargill’s requests (other than in respect of the Cargill Charter Amendments) the following shall apply:

(a)
the Consideration Split regarding such Contract (as set out in Appendix 1 hereto) shall be replaced with an appropriate amount (the “Market Move Amount”) so as to reflect the impact of any market move (taking into account the relevant Vessel’s rating referred to as “Vessel Rating (C5TC or P5TC)” in Appendix 1) during the period (such period the “Tested Period B”) commencing on the End Date and ending on the “Earliest Redelivery Date to Vessel Owner (incl. 15 days allowance)” for such Contract (as set out in Appendix 1 hereto), based on the difference between:

(i)	the Baltic FFA forward curve closing prices on the Value Date in respect of the Tested Period B; and

(ii)
(x) the Baltic FFA monthly settled prices for the period between the End Date and the Longstop Date (y) the Baltic FFA forward curve closing prices on the Longstop Date for the period commencing on the Longstop Dates falls and ending on the “Earliest Redelivery Date to Vessel Owner (incl. 15 days allowance)” for such Contract (as set out in Appendix 1 hereto), and as otherwise set out in Appendix 3 hereto, case B or, as may be applicable, case D; and

(b)	such Contract shall be deemed impossible to be novated or transferred pursuant to this Agreement; and

(c)	notwithstanding sub-paragraph (b) above, in case the relevant Market Move Amount in respect of the relevant Contract:

(i)	is a negative number, then CMDB shall be making a payment to Cargill in US$ equal to such negative number, but as if it was a positive number; and

(ii)	is a positive number, then Cargill shall be making a payment to CMDB in US$ equal to such positive number,

in either case within ten (10) business days (in all of New York City NY USA, Athens Greece and Geneva Switzerland) after the relevant Longstop Date.

11	[***]
Notwithstanding any provision stated to the contrary in this Agreement:

(A)
Within five (5) business days (in all of New York City NY USA, Athens Greece and Geneva Switzerland) of the date of this Agreement, CBI and Cargill will enter into a contract of affreightment on terms and conditions (including price) identical to that entered into between CBI and [***] in respect of the Contracts referred to under items 39 to 46 (inclusive) of Part B of Appendix 1 hereto (the “CBI/Cargill COA”) but will also include the following clause: “Without prejudice to CBI’s general rights under law, equity, or otherwise, in the event, Cargill fails or neglects to perform any voyage/lifting under this contract of affreightment, Cargill shall reimburse CBI for the difference between (a) the relevant consideration CBI received from [***] for such voyage/lifting under the relevant contract of affreightment made between CBI and [***] (the “[***] COA”) and (b) all documented costs, expenses, payments, and liabilities CBI actually incurred in order to perform such voyage/lifting under the [***] COA.”

(B)
One business day (in all of New York City NY USA, Athens Greece and Geneva Switzerland) prior to the entering into of the CBI/Cargill COA, CMDB will provide to Cargill a SWIFT confirmation confirming payment, with a value date of that day, of an amount equal to US$[***] (being the aggregate of the Consideration Splits in respect of the Contracts referred to under items 39 to 46 (inclusive) of Part B of Appendix 1 hereto).

(C)
At any time following execution of the CBI/Cargill COA, and subject to [***]’s agreement, the Parties shall effect a novation of the [***] COA in favour of Cargill, in substitution for CBI/Cargill COA. Upon execution of such novation, the novation shall automatically supersede and replace the CBI/Cargill COA.

Calculations

12
Any calculations made pursuant to this Agreement shall be subject to review and approval by both Parties, and no such calculation shall be deemed final or binding unless and until it has been agreed in writing by both Parties.

Subjects

13
This Agreement (and any rights or obligations arising hereunder) is expressly conditional upon and subject to the approval of the Board of Directors of CMDB. This Agreement shall not become effective or binding on either Party unless and until such approval has been duly obtained, such approval to be obtained by 29 September 2025 close of business (Athens, Greece time).

14	Each Party agrees that it shall:

(a)
exercise commercially reasonable endeavours to ensure the novation of each Contract and shall not, in particular, enter into any transactions in respect of any Contract which are inconsistent with the terms of this Agreement;

(b)	not make any unreasonable demands or requests during the negotiations of a novation or transfer of a Contract with a Counterparty; and

(c)	promptly respond to requests or comments raised during the negotiations of a novation or transfer of a Contract with a Counterparty.

Partnership Transactions

15	CMDB shall only be obliged to comply with its payment obligations in respect of the Platform Transaction under this Agreement if:

(a)
the agency agreement (in a form to be substantially the same as the one attached hereto as Appendix 4(a) hereto) between CMDB and Seascale Energy Pte Ltd in respect of bunkers procurement has been signed by all parties thereto;

(b)
the advisory agreement (in a form to be substantially the same as the one attached hereto as Appendix 4(b) hereto) between CMDB and Cargill in respect of decarbonisation and vessel efficiency has been signed by all parties thereto; and

(c)
Cargill has agreed (by way of a binding recapitulation email correspondence) to charter-in on a time charter basis from the relevant indirect subsidiaries of CMDB the vessels listed in Appendix 4(c) hereto at the rates and for a period set out in Appendix 4(c) hereto.

The Parties shall also look for opportunities to jointly invest in dry bulk assets and other dry-bulk business ventures, through various potential schemes and investment vehicles, which might include bareboat charter schemes, ship-owning joint ventures involving second-hand acquisitions or newbuild orders for alternative-fuel or dual-fuel vessels, investments in decarbonisation technologies (wind propulsion, energy saving devices, etc.),  carbon or other commercial trading pools, as well as other potential business opportunities in the dry bulk sector.

Payment and Payment Details

16
Any reference in this Agreement to a payment to CMDB shall be construed to mean a payment to CMDB, or, if CMDB so directs Cargill in writing, to CBI. Any payments required under this Agreement shall be made:

(a)	if to Cargill to the following account:

[***]

(b)	if to CMDB to the following account:

[***]

Confidentiality

17
The Parties will, and will cause their respective officers, directors and representatives to, keep this Agreement and the existence of discussions strictly secret and confidential, except (a) as may be required by applicable law or regulation, including stock exchange rules and regulations, (b) for disclosure to the subsidiaries, the attorneys, accountants, lenders, consultants, advisors and regulators of the Parties and (c) for disclosure to relevant Counterparty as, and strictly to the extent, required in connection with this Agreement. The provisions of this clause 17 will (i) be effective on the date hereof and (ii) survive the termination of this Agreement, but shall in any event cease to be effective on the date falling three (3) years from the date hereof.

Without prejudice to any of the foregoing, no press release, statement to or meeting with any journalist, media organisation or public relations firm concerning or related to this Agreement shall be made by either Party without the prior written consent of the other Party.

Entire Agreement

18
This Agreement sets forth and shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede and override all previous communications, negotiations, commitments, either oral or written, between the Parties with respect to the subject matter of this Agreement.  This Agreement shall not be modified except by a written amendment duly signed by an authorised representative of each of the Parties.  Except as otherwise provided elsewhere in this Agreement, any omission by any Party to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right.

Severability

19
If any provision of this Agreement shall become invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement.

Third Parties

20
Other than the relevant Costamare Contracting Entity and in respect of the indemnity provision set out in clause 4(b) hereof, a person who is not a party to this Agreement has no right to enforce any term of this Agreement.  The rights of the Parties to rescind or cancel or agree any amendment or waiver under this Agreement are not subject to the consent of any other person.

Counterparts

21	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Notices

22	Any and all notices to be given under this Agreement shall be given in writing and shall be delivered personally or by email or by courier or registered mail to the following address:

(a)	to Cargill:

Address: Cargill International SA, 4 Esplanade de Pont-Rouge, Grand-Lancy P.O.
Box 1415, Geneva, Switzerland
Email: Geneva_Law@cargill.com
Attention: General Counsel

(b)	to CMDB:

Address: c/o Costamare Shipping Company S.A., 60 Zephyrou Street, Pal. Faliro,
17564 Athens Greece
Email:generalcounsel@costamarebulkers.com with a copy to
finance@costamare.com
Attention: General Counsel

Notice shall be effective, in the case of a courier or registered mail, on actual receipt, and in the case of an email, on successful transmission. A Party may change its notice details (including address, email, or other contact information) by giving written notice of such change to the other Party at least seven (7) days before such change becoming effective for the purposes of this Agreement.

Law, Jurisdiction and Dispute Resolution

23
This Agreement and any non-contractual obligations in connection with it shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 2025 or any statutory modification or re-enactment thereof.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association Terms current at the time when the arbitration proceedings are commenced.  Each Party shall appoint one arbitrator and the two arbitrators so appointed shall agree and appoint a third arbitrator, failing which either Party will have the right to apply to the President of the LMAA at the time and request that he/she appoints the third arbitrator. The reference shall be to three arbitrators, provided however that to the extent a Party fails to appoint its arbitrator, the Parties agree that the arbitrator so appointed shall have the right to act as the sole arbitrator and the arbitration tribunal shall consist of the sole arbitrator.

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EXECUTION PAGE

/s/ George Wells
Signed for and on behalf of Cargill International SA
By: George Wells
Title: Vice President

/s/ Grigorios Zikos
Signed for and on behalf of Costamare Bulkers Holdings Limited
By: Grigorios Zikos
Title: CEO / Director

APPENDIX 1

A.	VESSEL CONTRACTS

[***]

B.	CARGO CONTRACTS

[***]

C.	FFA CONTRACTS

[***]

D.	FUEL SWAP CONTRACTS

[***]

E.	EUA FUTURES CONTRACTS

[***]

APPENDIX 2

(Pro-forma novation agreement for charterparties and contracts of affreightment)

[***]

APPENDIX 3

Consideration Split Adjustments

[***]

APPENDIX 4

(Form of Partnership Transactions documents)

[***]

APPENDIX 5

(Cargill Charter Amendments)

[***]